Exhibit 99.1

Lucid Diagnostics Announces Closing of $15.3 Million Registered Direct Offering

NEW YORK, March 5, 2025 - Lucid Diagnostics Inc. (Nasdaq: LUCD) (“Lucid” or the “Company”), a commercial-stage, cancer prevention medical diagnostics company, and subsidiary of PAVmed Inc. (Nasdaq: PAVM), today announced the closing of its previously announced registered direct offering of 13,939,331 shares of common stock at a purchase price of $1.10 per share.

The gross proceeds to the Company from this offering are approximately $15.3 million, before deducting the approximately $0.8 million in placement agent’s fees and other offering expenses payable by the Company. Canaccord Genuity acted as the sole placement agent for this offering.

The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes.

The securities described above were offered pursuant to a registration statement on Form S-3 (File No. 333-268560), which was declared effective by the Securities and Exchange Commission on December 6, 2022. A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus supplement and accompanying base prospectus included in the registration statement may be obtained by contacting Canaccord Genuity LLC, Attention: Syndicate Department, One Post Office Square, Suite 3000, Boston, MA 02109, or by email at prospectus@cgf.com.

About Lucid Diagnostics

Lucid Diagnostics Inc. is a commercial-stage, cancer prevention medical diagnostics company and subsidiary of PAVmed Inc. (Nasdaq: PAVM). Lucid is focused on the millions of patients with gastroesophageal reflux disease (GERD), also known as chronic heartburn, who are at risk of developing esophageal precancer and cancer. Lucid’s EsoGuard® Esophageal DNA Test, performed on samples collected in a brief, noninvasive office procedure with its EsoCheck® Esophageal Cell Collection Device, represent the first and only commercially available tools designed with the goal of preventing cancer and cancer deaths through widespread, early detection of esophageal precancer in at-risk patients.

For more information about Lucid, please visit www.luciddx.com and for more information about its parent company PAVmed, please visit www.pavmed.com.

Investor and Media Contact:

Matt Riley

PAVmed and Lucid Diagnostics

mjr@pavmed.com